EXHIBIT 23.1

PS&Co.
Padgett Stratemann & Co., LLP
Certified Public Accountants and Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-163184) on Form S-3 of Royale Energy, Inc. ”) of the reference to Padgett, Stratemann & Co., L.L.P., and the inclusion of our report dated March 16, 2010 in the Annual Report on Form 10-K for the year ended December 31, 2009, of the Company, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants
San Antonio, Texas
March 17, 2010